Exhibit 10.2
WAYFAIR INC.
2023 INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT GRANT NOTICE

Wayfair Inc., a Delaware corporation (the “Company”), pursuant to its 2023 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the Holder listed below (“Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. The RSUs are subject to the terms and conditions set forth in this Restricted Stock Unit Grant Notice (the “Grant Notice”), the Restricted Stock Unit Agreement attached hereto as Exhibit A and, if applicable, the Additional Terms for Participants Providing Services Outside the United States attached hereto as Exhibit B (collectively, the “Agreement”) and the Plan, all of which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in the Grant Notice and the Agreement.

Participant:	[Participant Name]
Grant Date:	[Grant Date]
Vesting Commencement Date:	[As stated in your account]
Number of RSUs:	[Quantity Granted]
Type of Shares Issuable:	Common Stock Class A
Vesting Schedule:	As stated in your account or as set forth in an appendix hereto
Vesting Acceleration:	In the event Participant incurs an involuntary Termination of Service upon or within twelve (12) months following a Change in Control for any reason other than Cause (excluding a resignation by Participant or a termination as a result of Participant’s death or disability), Participant will immediately vest in that number of RSUs equal to fifty percent (50%) of the RSUs that are unvested immediately prior to such Termination of Service.

IF PARTICIPANT DOES NOT WISH TO ACCEPT THIS AWARD, PARTICIPANT MUST DECLINE THE AWARD ON OR BEFORE THE 30TH DAY AFTER THE GRANT DATE. IF PARTICIPANT DOES NOT DECLINE THE AWARD BY THIS DATE, PARTICIPANT WILL BE DEEMED TO ACCEPT THIS AWARD ON THE TERMS ON WHICH IT WAS GRANTED AND AN ACCOUNT WITH THE COMPANY’S BROKER WILL BE AUTOMATICALLY SET UP FOR PARTICIPANT.

By Participant’s acceptance or deemed acceptance of this Award, (1) Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice; (2) Participant acknowledges Participant has reviewed the Agreement, the Plan and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice or otherwise accepting the Award and fully understands all provisions of the Grant Notice, the Agreement and the Plan; (3) Participant agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice or the Agreement; (4) Participant agrees that an account with the Company’s designated broker will be set up for Participant and Participant will take any actions and execute any documentation as may be required in order to activate such account; and (5) Participant acknowledges that (i) the Company shall satisfy any withholding obligations or rights (“withholding obligations”) arising from the vesting of the RSUs or any other taxable event related to the RSUs in accordance with Section 2.5(a) of the Restricted Stock Unit Agreement by causing the Company’s designated broker to sell, on Participant’s behalf, shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs in the amount required to satisfy such withholding obligations and submitting the proceeds of such sale to the Company (a “Sell to Cover”), unless otherwise determined by the Company, in its sole discretion, in the circumstances set forth in Section 2.5(a)(vi) of the Restricted Stock Unit Agreement and (ii) Participant may not exercise control or influence over the timing of such Sell to Cover.

EXHIBIT A
TO RESTRICTED STOCK UNIT GRANT NOTICE
RESTRICTED STOCK UNIT AGREEMENT
Pursuant to the Grant Notice to which this Restricted Stock Unit Agreement is attached, the Company has granted to Participant the number of RSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1 Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice.
1.2 Incorporation of Terms of Plan. The RSUs and the shares of Common Stock (“Stock”) issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control; provided that, in the event of a conflict between the terms of Exhibit A of this Agreement, the Grant Notice or the Plan and Exhibit B of this Agreement (if applicable to Participant), the terms of Exhibit B that are applicable to Participant shall control.
ARTICLE II.
AWARD OF RESTRICTED STOCK UNITS AND DIVIDEND EQUIVALENTS
2.1 Award of RSUs and Dividend Equivalents.
(a) Effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of RSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 11.2 of the Plan. Each RSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein. However, unless and until the RSUs have vested, Participant will have no right to the payment of any Shares subject thereto or any cash amount. Prior to the actual delivery of any Shares, the RSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
(b) The Company hereby grants to Participant an Award of Dividend Equivalents with respect to each RSU granted pursuant to the Grant Notice for all ordinary cash dividends which are paid to all or substantially all holders of the outstanding Shares between the Grant Date and the date when the applicable RSU is distributed or paid to Participant or is forfeited or expires. The Dividend Equivalents for each RSU shall be equal to the amount of cash which is paid as a dividend on one Share. All such Dividend Equivalents shall be credited to Participant and be deemed to be reinvested in additional RSUs as of the date of payment of any such dividend based on the Fair Market Value of a Share on such date. Each additional RSU which results from such deemed reinvestment of Dividend Equivalents granted hereunder shall be subject to the same vesting, distribution or payment, adjustment and other provisions which apply to the underlying RSU to which such additional RSU relates.
2.2 Vesting of RSUs and Dividend Equivalents.
(a) Subject to Participant’s continued employment with or other service to the Company or a Subsidiary on each applicable vesting date and subject to the terms of this Agreement, the RSUs shall vest in such amounts and at such times as are set forth in the Grant Notice. Each additional RSU which results from deemed reinvestments of Dividend Equivalents pursuant to Section 2.1(b) hereof shall vest whenever the underlying RSU to which such additional RSU relates vests.
(b) In the event Participant incurs a Termination of Service, except as may be otherwise provided in the Grant Notice, by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all RSUs and Dividend Equivalents granted under this

Agreement which have not vested or do not vest on or prior to the date on which such Termination of Service occurs, and Participant’s rights in any such RSUs and Dividend Equivalents which are not so vested shall lapse and expire.
(c) For purposes of this Agreement and the Grant Notice, “Cause” means any of the following: (i) Participant’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company or any of its Subsidiaries; (ii) Participant’s material failure to abide by the Company’s or any of its Subsidiary’s code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any Subsidiary (including, without limitation, Participant’s improper use or disclosure of the Company’s or any of its Subsidiary’s confidential or proprietary information); (iv) any intentional act by Participant which has a material detrimental effect on the Company’s reputation or business; (v) Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or any of its Subsidiaries of, and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Participant of any employment or service agreement between Participant and the Company or any of its Subsidiaries, which breach is not cured pursuant to the terms of such agreement; or (vii) Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Participant’s ability to perform his or her duties with the Company or any of its Subsidiaries.
2.3 Distribution or Payment of RSUs.
(a) Participant’s RSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable RSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting. Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of RSUs if it reasonably determines that such payment or distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), if applicable to Participant, and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code, if applicable to Participant.
(b) In the event that the Company elects to make payment of Participant’s RSUs in cash, the amount of cash payable with respect to each RSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a). All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional share shall be distributed in cash in an amount equal to the value of such fractional share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.
2.4 Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.
2.5 Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company and its Subsidiaries shall deduct or withhold, or require Participant to remit to the Company or, if different, the Subsidiary that employs Participant or for which Participant otherwise provides services (the “Service Recipient”) an amount sufficient to satisfy applicable federal, state, local and foreign income taxes, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan (“Tax-Related Items”) and required to be withheld with respect to any taxable event arising pursuant to this Agreement, as determined by the Company. In satisfaction of such withholding obligations for Tax-Related Items arising from the grant, vesting or settlement of the RSUs and any Dividend Equivalents, the sale of Shares acquired pursuant to this Agreement and the receipt of any dividends paid on such Shares, by Participant’s acceptance or deemed acceptance of this Award, Participant authorizes the sale of the portion of the Shares to be delivered under the vested RSUs necessary to satisfy the required Tax-Related Items withholding obligations and shall execute any letter of instruction, agreement or power of attorney required by the Company’s designated broker (together with any other party the Company determines necessary to effect such Sell to Cover, the “Agent”) to cause the Agent to irrevocably commit to forward the proceeds necessary to satisfy the Tax-Related Items withholding obligations directly to the Company and/or the Service Recipient. In order to effect the Sell to Cover, by Participant’s acceptance or deemed acceptance of this Award, Participant acknowledges and agrees that:
(i)    Participant hereby appoints the Agent as Participant’s agent and authorizes the Agent to sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the Shares are issued upon the vesting of the RSUs, that number (rounded up to the next whole number) of the Shares so issued necessary to generate proceeds to cover (x) any Tax-Related Items withholding obligations incurred with respect to the RSUs, Dividend Equivalents or the underlying Shares and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto.
(ii)    Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to subsection (i) above.
(iii)    Participant understands that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to Participant’s account. In addition, Participant acknowledges that it may not be possible to sell Shares as provided by subsection (i) above due to (1) a legal or contractual restriction applicable to Participant or the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Shares may be traded. In the event of the Agent’s inability to sell Shares, Participant will continue to be responsible for the timely payment to the Company and/or the Service Recipient of all Tax-Related Items that are required to be withheld, including but not limited to those amounts specified in subsection (i) above and Participant agrees that any such Tax-Related Items withholding obligations may be satisfied by one of the other withholding methods set forth in Section 2.5(a)(vi) below.
(iv)    Participant acknowledges that regardless of any other term or condition of this Section 2.5(a), the Agent will not be liable to Participant for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, or (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
(v)    Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2.5(a). The Agent is a third-party beneficiary of this Section 2.5(a).
(vi)    Notwithstanding the Sell to Cover, during an open “window period” as determined in accordance with the Company’s Insider Trading Compliance Policy (or any successor program or policy), the Company, in its sole discretion at a time when it is not in possession of material, non-public information regarding the Company, may change the Tax-Related Items withholding payment method from the Sell to Cover to one or more of the following forms, subject to compliance with Applicable Law: (A) by cash or check from Participant made payable to the Company or the Service Recipient; (B) by the deduction of such amount from other compensation payable to Participant; (C) by the Company withholding a net number of vested Shares otherwise issuable pursuant to the RSUs; (D) by Participant tendering to the Company vested Shares; or (E) by any combination of the foregoing, and provided that if Participant is subject to Section 16 of the Exchange Act, the use of withholding methods (C) and (D) hereof shall be subject to advance approval by the Administrator (as constituted in accordance with Rule 16b-3 under the Exchange Act).

(vii)    This Section 2.5(a) shall terminate not later than the date on which all withholding obligations for Tax-Related Items arising in connection with the vesting of the Award have been satisfied.
b)    Participant acknowledges that, regardless of any action taken by the Company or the Service Recipient, the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. Participant shall, if required by the Administrator, enter into an election with the Company or the Service Recipient (in a form approved by the Company) under which any liability to the Company’s (or the Service Recipient’s) applicable Tax-Related Items required by law is transferred to and met by Participant. Participant further acknowledges that the Company and/or the Service Recipient (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSU or Dividend Equivalents, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSU to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such Shares in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all Tax-Related Items applicable to the taxable income of Participant resulting from the RSUs, Dividend Equivalents or the Shares acquired pursuant to this Agreement.
(c)    The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in Participant’s jurisdiction(s). If the obligation for Tax-Related Items is satisfied by withholding vested Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
2.6 Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE III.
OTHER PROVISIONS
3.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
3.2    RSUs Not Transferable. The RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs have been issued, and all restrictions applicable to such Shares have lapsed. No RSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
3.3    Adjustments. The Administrator may accelerate the vesting of all or a portion of the RSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the RSUs and the Shares subject to the RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 11.2 of the Plan.
3.4    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or equivalent non-U.S. postal service.
3.5    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
3.6    Governing Law/Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the RSUs or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
3.7    Conformity to Applicable Law. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Law, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the SEC, and all other Applicable Law and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the RSUs are granted, only in such a manner as to conform to Applicable Law. Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
3.8    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the RSUs in any material way without the prior written consent of Participant.
3.9    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
3.10    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the RSUs (including RSUs which result from the deemed reinvestment of Dividend Equivalents), the Dividend Equivalents, the Grant Notice and this

Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
3.11    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant, with or without cause, in accordance with Applicable Law.
3.12    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
3.13    Section 409A. If Participant is or may become subject to taxation in the United States of America the following shall apply: This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
3.14    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
3.15    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs and Dividend Equivalents.
3.16    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
3.17    Broker-Assisted Sales. In the event of any Agent-assisted sale of shares of Stock in connection with the payment of withholding taxes as provided in Section 2.5(a)(iii) or Section 2.5(a)(v): (A) any Shares to be sold through a broker-assisted sale will be sold on the day the Tax-Related Items withholding obligation or rights for Tax-Related Items arise or as soon thereafter as practicable; (B) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (C) Participant will be responsible for all Agent’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (D) to the extent the proceeds of such sale exceed the applicable withholding obligation or rights for Tax-Related Items, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (E) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable withholding obligation or rights for Tax-Related Items; and (F) in the event the proceeds of such sale are insufficient to satisfy the applicable withholding obligation or rights for Tax-Related Items, Participant agrees to pay immediately upon demand to the Company or the Service Recipient with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company’s or the applicable Service Recipient’s withholding obligation or rights.
3.18    Forfeiture and Claw-Back Provisions.
(a)    Any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of the RSUs, or upon the receipt or resale of any Shares underlying the Award, shall be paid to the Company, and the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if the Participant at any time engages in any activity which is inimical, contrary or harmful to the interests of the Company (including, but not limited to: (1) Participant’s engagement in conduct which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or its affiliates; (2) Participant’s conviction of, or entry of a plea of guilty, or no contest, to any felony or any other crime involving moral turpitude; (3) Participant’s material breach of the terms and conditions of Participant’s employment or service, including, but not limited to (A) Participant’s material violation of any applicable written policies of the Company or its affiliates; (B) Participant’s material breach of Participant’s employment agreement, offer letter, inventions agreement or similar agreement with the Company or its affiliates; (C) Participant’s commission of an act of fraud or misappropriation, embezzlement or theft, or misuse of funds or property belonging to the Company or its affiliates in connection with Participant’s duties or in the course of Participant’s employment or service; (D) Participant’s act of personal dishonesty that involves personal profit in connection with Participant’s employment or services to the Company or its affiliates; (4) Participant’s gross negligence or willful misconduct in the performance of Participant’s duties for the Company or its affiliates or willful or repeated failure or refusal to perform the duties of Participant’s employment or service (other than any such failure resulting from Participant’s disability) or as further defined by the Administrator; or (5) Participant incurs a Termination of Service for “Cause” (as such term is defined herein, or as set forth in a written agreement between the Company and Participant); and
(b)    In addition, all RSUs (including any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt of any RSUs or upon the receipt or resale of any Shares underlying the Award) shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required to comply with any Applicable Law or Company policy as provided for in Section 9.5 of the Plan, which is incorporated herein by reference.
3.19    Additional Terms for Participants Providing Services Outside the United States. To the extent Participant provides services to the Company or a Subsidiary in a country other than the United States, the RSUs and Dividend Equivalents shall be subject to such additional or substitute terms as shall be set forth in Exhibit B attached hereto. If Participant relocates to one of the countries included in Exhibit B during the life of the RSUs, Exhibit B, including the provisions for such country, shall apply to Participant and the RSUs and Dividend Equivalents, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with Applicable Law or facilitate the administration of the Plan.
3.20    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with Participant’s own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
3.22.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
3.23    Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
3.24    Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Participant.

EXHIBIT B
TO RESTRICTED STOCK UNIT GRANT NOTICE
ADDITIONAL TERMS FOR PARTICIPANTS PROVIDING SERVICES OUTSIDE THE UNITED STATES
This Exhibit B includes (i) additional terms and conditions applicable to Participants who provide services to the Company or a Subsidiary outside the United States, and (ii) additional terms and conditions applicable to Participants who provide services to the Company or a Subsidiary in the countries identified below. These terms and conditions are in addition to those set forth in the Grant Notice and Exhibit A and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Grant Notice or Exhibit A, these terms and conditions shall prevail. Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the Plan, the Grant Notice or Exhibit A, as applicable.
For Participant’s convenience and information, the Company has provided certain general information regarding some of the tax and/or exchange control requirements that may apply to Participant in certain of the countries identified in Article II below. Such information is current only as of January 2023, and the Company undertakes no obligation to update any such information and does not ensure that it is complete or correct. This information may not apply to Participant’s individual situation, and may not be current as of any particular date in the future. The absence of any information on tax or foreign exchange requirements for any particular country should not be regarded as an indication that no such requirements apply in that country. The laws, rules and regulations of any country regarding the holding of securities may be subject to frequent change.

Participant is advised to seek appropriate professional advice as to how the relevant exchange control and tax laws in Participant’s country may apply to Participant’s individual situation.
ARTICLE I.
GLOBAL PROVISIONS APPLICABLE TO PARTICIPANTS IN ALL COUNTRIES OTHER THAN THE UNITED STATES
1. General Acknowledgments and Agreements: Participant further acknowledges and agrees that:
(a) No Guarantee of Continued Service. THE VESTING OF THE RSUS PURSUANT TO THE VESTING SCHEDULE WILL OCCUR ONLY IF PARTICIPANT CONTINUES AS A NON-EMPLOYEE DIRECTOR, CONSULTANT OR EMPLOYEE (AS APPLICABLE) TO THE COMPANY OR A SUBSIDIARY THROUGH THE APPLICABLE VESTING DATE. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A NON-EMPLOYEE DIRECTOR, CONSULTANT OR EMPLOYEE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR ANY SUBSIDIARY TO EFFECT A TERMINATION OF SERVICES AT ANY TIME, WITH OR WITHOUT CAUSE, IN COMPLIANCE WITH APPLICABLE LAW NOR SHALL IT BE CONSTRUED TO AMEND OR MODIFY THE TERMS OF ANY CONSULTANCY, DIRECTORSHIP, EMPLOYMENT OR OTHER SERVICE AGREEMENT BETWEEN PARTICIPANT AND THE COMPANY OR ANY SUBSIDIARY.
(b) The Plan is discretionary in nature and that, subject to the terms of the Plan, the Company can amend, cancel or terminate the Plan at any time.
(c) The grant of the RSUs under the Plan is voluntary and occasional and does not give Participant any contractual or other right to receive RSUs or benefits in lieu of RSUs in the future, even if Participant has received RSUs in the past.

(d) All determinations with respect to any future Awards, including, but not limited to, the times when Awards under the Plan shall be granted and the terms thereof, including the time or times when any RSUs may vest, will be at the sole discretion of the Company.
(e) Participant’s participation in the Plan is voluntary.
(f) The value of the RSUs is an extraordinary item of compensation that is outside of the scope of Participant’s directorship, consultancy or employment contract or relationship.
(g) The RSUs are not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating severance, resignation, redundancy, end of service payments, bonuses, welfare, long-service awards, pension or retirement benefits, or similar payments.
(h) The RSUs shall expire, terminate and be forfeited upon Participant’s Termination of Services for any reason, except as otherwise explicitly provided in this Agreement and/or the Plan.
(i) The future value of the Shares that may be issued upon vesting of the RSUs is unknown and cannot be predicted with any certainty.
(j) If Participant is not an employee of or other service provider to the Company as of the Grant Date, the grant of the RSUs shall in no event be understood or interpreted to mean that the Company is Participant’s employer or that Participant has an employment or other service relationship with the Company.
(k) No claim or entitlement to compensation or damages arises from the expiration, termination or forfeiture of the RSUs or any portion thereof. Participant irrevocably releases the Company, its parent(s) and its Subsidiaries from any such claim. Such a claim will not constitute an element of damages in the event of a Termination of Services for any reason, even if the termination is in violation of an obligation of the Company or any Subsidiary, to Participant.
(l) Neither the Company nor any Subsidiary has provided Participant, and nor will they provide Participant, with any specific tax, legal or financial advice with respect to the RSUs, the Shares issuable upon vesting of the RSUs, this Agreement or the Plan. Neither the Company nor any Subsidiary is making nor have they made any recommendations relating to Participant’s participation in the Plan, the receipt of the RSUs or the acquisition or sale of Shares upon vesting of the RSUs.
(m) Participant shall bear any and all risk associated with the exchange of currency and the fluctuation of currency exchange rates in connection with this Award, including without limitation in connection with the sale of any Shares issued upon vesting of the RSUs (“Currency Exchange Risk”), and Participant hereby waives and releases the Company and its Subsidiaries from any claims arising out of Currency Exchange Risk.
(n) Participant agrees that it is Participant’s responsibility to comply, and Participant shall comply, with any and all exchange control requirements applicable to the RSUs and the sale of Shares issued upon vesting of the RSUs and any resulting funds including, without limitation, reporting or repatriation requirements.
(o) Neither the Company nor any Subsidiary is responsible for Participant’s legal compliance requirements relating to the RSUs or the ownership and possible sale of any Shares issued upon vesting of the RSUs, including, but not limited to, tax reporting, the exchange of U.S. dollars into or from Participant’s local currency, the transfer of funds to or from the United States, and the opening and use of a United States brokerage account.
(p) If this Agreement, the Plan, any website or any other document related to the RSUs is translated into a language other than English, and if the translated version is different from the English version, the English language version will take precedence, unless otherwise required by Applicable Law. Participant confirms having read and understood the documents relating to the Plan and the RSUs, including, without limitation, this Agreement, which were provided to Participant in English, and waive any requirement for the Company to provide these documents in any other language.
(q) For purposes of the Award, Participant’s Termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any) occurs as of the date that is the earlier of (1) the effective date of Participant’s Termination of Service, or (2) the date Participant is no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under Applicable Law (including, but not limited to statutory law, regulatory law and/or common law). The Company shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
(r) To the extent Participant is providing services in a country identified in Article II of this Exhibit B, Participant understands and agrees that the provisions for such country apply and are incorporated into the Agreement.
2.    Consent to Personal Data Processing and Transfer. In addition to any Personnel Privacy Notice Participant received in connection with Participant’s service with the Company or a Subsidiary: the Company, its subsidiaries and their respective affiliates (the “Company Entities”) may hold, and by accepting the RSUs Participant consents to their holding, Participant’s personal information, including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”).
The Company Entities use the Data for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes (the “Purpose”).
The Company Entities may transfer, and by accepting the RSUs Participant consents to any such transfer of, the Data to other Company Entities, to certain third party entities to assist the Company Entities in the Purpose. The Company Entities may also make the Data available to public authorities where required by law or regulation. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence.
If Participant has any questions, or wishes to withdraw Participant’s consent to any activities described herein, Participant should contact Participant’s local talent management representative or the Company’s data protection officer. Please note that if Participant withdraws Participant’s consent, the Company may not be able to administer this Award, which may result in the cancelation of this Award.
Participant agrees that the Company Entities and third parties may process Data as described above, including transfer to and use in countries in which data protection laws may not be as protective as in Participant’s jurisdiction of residence.
3.    Exchange Control, Foreign Asset/Account and/or Tax Reporting. Depending upon the country to which laws Participant is subject, Participant may have certain foreign asset/account and/or tax reporting requirements that may affect Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside Participant’s country of residence. Participant’s country may require that Participant report such accounts, assets or transactions to the applicable authorities in Participant’s country. Participant also may be required to repatriate cash received from participating in the Plan to Participant’s country within a certain period of time after receipt. Participant is responsible for knowledge of and compliance with any such regulations and should speak with Participant personal tax, legal and financial advisors regarding same.

ARTICLE II.
COUNTRY SPECIFIC PROVISIONS APPLICABLE TO PARTICIPANTS WHO PROVIDE SERVICES IN THE IDENTIFIED COUNTRIES
CANADA
Additional Terms and Conditions
Form of Payment. Notwithstanding any discretion contained in the Agreement or the Plan, the grant of RSUs does not provide any right for Participant to receive a cash payment; the RSUs are payable in Shares only.
Termination of Employment. The following provisions replace Article I(1)(q) of this Exhibit B in its entirety:
For purposes of the Award, Participant’s Termination of Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or rendering services or the terms of Participant’s employment or service agreement, if any) occurs as of the date that is the earliest of: (a) the effective date of Participant’s Termination of Service; (b) the date Participant receives written notice of Participant’s Termination of Service; and (c) the date that Participant is no longer actively providing services to the Company, the Service Recipient or any other Subsidiary. In any case, the date of termination shall exclude any period during which a notice, pay in lieu of notice or related payments or damages are provided or required to be provided under applicable employment standards legislation. For greater certainty, Participant will not be entitled to any pro-rated right to vest in the RSUs under the Plan for that portion of time before the date of termination, nor will Participant be entitled to any compensation for lost vesting. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing service for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence).
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to participate in the Plan during a statutory notice period, the date of termination will be the last day of the minimum statutory notice period, but Participant will not be entitled to any pro-rated vesting if the vesting date falls after the end of Participant’s statutory notice period, nor will Participant be entitled to any compensation for the lost vesting.
Notifications
Securities Law Information. The sale or other disposal of the Shares acquired upon vesting of the RSUs may not take place within Canada. Participant is permitted to sell Shares acquired under the Plan through the Agent, provided the sale of the Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. Participant should consult his or her personal legal advisor prior to selling Shares.
Foreign Asset/Account and/or Tax Reporting Information. Foreign property, including Shares and possibly rights to receive Shares (e.g., RSUs), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD 100,000 at any time during the year. Unvested RSUs must be reported (generally, at nil cost) on Form 11351 if the CAD 100,000 cost threshold is exceeded due to other foreign specified property Participant holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the Fair Market Value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. The form T1135 generally must be filed by April 30 of the following year. Participant should consult with his or her personal tax advisor to determine his or her reporting requirements.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank. If Participant makes or receives a payment in excess of this amount (including if Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount), Participant must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.
Foreign Asset/Account Reporting Information. German residents must notify their local tax office of the acquisition of Shares when they file their tax returns for the relevant year if the value of the Shares acquired exceeds €150,000 or in the unlikely event that the resident holds Stock exceeding 10% of the Company’s total Stock outstanding. However, if Shares are listed on a recognized U.S. stock exchange and Participant owns less than 1% of the total Stock, this requirement will not apply even if Shares with a value exceeding €150,000 are acquired.
Data Privacy. The following replaces Article I(2) of this Exhibit B in its entirety:
1.    Personal Data Processing and Transfer. In addition to any Personnel Privacy Notice Participant received in connection with Participant’s service with the Company or a Subsidiary: the Company and Participant’s employer (the “Employer”) will hold, collect and otherwise process certain data including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”). Wayfair Inc. (4 Copley Place – Floor 7, Boston, MA 02116, United States) will serve as a joint controller of such data with the Employer and Wayfair LLC. The Data will be used for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes. In furtherance of this purpose and as further described in the Personnel Privacy Notice, the Data may be transferred to certain third party, including third-party service providers, other entities affiliated with the Company or the Employer, and with regulators. The Data is shared when required by law, when it is necessary to administer the working relationship with you, or when we have another legal basis for doing so. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence. All personal data will be treated in accordance with applicable data protection laws and regulations, including without limitation the EU General Data Protection Regulation 2016/679.
HONG KONG
Additional Terms and Conditions
Form of Payment. Notwithstanding any discretion contained in the Agreement or the Plan, the grant of RSUs does not provide any right for Participant to receive a cash payment; the RSUs are payable in Shares only.
Sale of Shares. In the event the RSUs vest and are settled within six months of the Grant Date, Participant agrees that Participant will not dispose of any Shares acquired prior to the six-month anniversary of the Grant Date.
Notifications
Warning: The RSUs and Shares issued at settlement do not constitute a public offering of securities under Hong Kong law and are available only to Employees, Consultants and Non-Employee Directors. The Agreement, including this Exhibit B, the Plan and other incidental award documentation have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor has the award documentation been reviewed by any regulatory authority in Hong Kong. The RSUs are intended only for the personal use of Participant and may not be distributed to any other person. Participant is advised to exercise caution in relation to the offer contained in the Agreement. If Participant is in any doubt about any of the contents of the Agreement, including this Exhibit B, or the Plan, Participant should obtain independent professional advice.
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

INDIA
Notifications
Exchange Control Information. Participant must repatriate the proceeds from the sale of Shares acquired under the Plan and the cash dividends or other proceeds received in connection with such Shares to India within such period of time as may be required under applicable regulations. Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company, one of its Subsidiaries requests proof of repatriation. It is Participant’s responsibility to comply with all applicable exchange control laws in connection with the RSUs, and neither the Company nor the Service Recipient will be liable for any fines or penalties resulting from Participant’s failure to comply with any Applicable Law.
Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Shares held outside India) in their annual tax return. The information must be submitted to Indian tax authorities (on Form Schedule FA of the Income Tax Return - Form ITR 2) annually by July 31.
PEOPLE’S REPUBLIC OF CHINA
Additional Terms and Conditions
The following terms and conditions will apply to Participants who are subject to exchange control restrictions and regulations in the People’s Republic of China (“PRC”, for purposes of this Plan, not including the Hong Kong or Macau Special Administrative Regions, or Taiwan), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”, the PRC’s foreign exchange regulatory agency), as determined by the Company in its sole discretion:
Participants
Only Employees of the Company or its applicable Subsidiary in the PRC are eligible to be granted RSUs or be issued Shares under the Agreement, pursuant to the current practice of SAFE or its local counterpart. Other service providers (including Consultants or Non-Employee Directors) who are not employees are not eligible to receive RSUs under the Agreement in the PRC.
Cashless Exercise
In furtherance of Section 7.2 of the Plan, no purchase price shall be paid by Participant to the Company with respect to this Award.
SAFE Approval
The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will not be permitted to acquire any vested RSU or receive any cash or Shares under the Plan unless or until the Company, the Service Recipient or any other applicable Subsidiary have obtained all necessary approvals from SAFE or its local counterpart for the Plan. Further, the Company is under no obligation to vest the RSUs and/or issue Shares if the Company’s SAFE approval becomes invalid or ceases to be in effect by the time the Participant vests in the RSUs. In this case, the Company retains the discretion, but not the obligation, to settle any RSU vests in cash paid through local payroll in an amount equal to the Fair Market Value of the Shares vesting less any withholding for Tax-Related Items. If Participant incurs a Termination of Service before obtaining SAFE approval, the RSUs will be forfeited, unless the Company decides in its sole discretion to settle any RSUs for which the vesting conditions (but not SAFE approval) have been met in cash, paid through local payroll.
Sale of Shares
Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon vesting of the RSUs. The sale may occur (i) immediately upon issuance, (ii) following the Participant’s Termination of Service, (iii) following the Participant’s transfer of employment to the Company or a Subsidiary outside of the PRC, or (iv) within any other timeframe as the Company determines to be necessary or advisable to comply with Applicable Law.
The Participant is required to maintain any Shares acquired under the Plan in an account at a broker designated by the Company (“Designated Account”) and any Shares deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold. Participant authorizes the Company or a brokerage firm designated by the Company to perform this transaction for Participant, and agrees that applicable commissions and fees due in connection with the sale may be deducted from Participant’s proceeds. Upon the sale of the Shares, the Company will pay to the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. Participant further understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate any cash payments or proceeds obtained with respect to participation in the Plan to the PRC.
Exchange Control Restrictions
The Participant further understands that such repatriation of any cash payments or proceeds may need to be effectuated through a special exchange control account established by the Company or a Subsidiary, and the Participant hereby consents and agrees that any payment or proceeds may be transferred to such special account prior to being delivered to the Participant.
Any payment or proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the payments or proceeds are paid to the Participant in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in the PRC so that the payments or proceeds may be deposited into this account.
In the event that the Company, in its discretion, declares payment of any cash dividends on Shares (including Dividend Equivalents upon vesting), the Participant acknowledges and agrees that the Company and/or the designated broker may use such cash dividends to automatically purchase additional Shares to be issued into the Designated Account. Any additional Shares acquired pursuant to the preceding sentence are subject to the same exchange control requirements as other Shares the Participant may hold. Any cash dividends not used to purchase Shares or pay associated costs (e.g., broker fees) will be repatriated to the PRC pursuant to the procedures set by the Company in compliance with SAFE requirements.
The Participant further agrees to comply with any other requirements that may be imposed by the Company or any of its Subsidiaries in the future in order to facilitate compliance with exchange control requirements in the PRC.
Termination of Service
Following Participant’s Termination of Service, the Company may restrict Participant’s ability to sell or transfer any Shares remaining in the Designated Account, and may sell those Shares at a time determined by the Company in its sole discretion. Participant agrees not to bring any claim against the Company or any Subsidiary or any broker based on the timing of any such sale or the price at which any such Shares are sold. Without limiting the foregoing, all Shares acquired under this Award must be sold within six (6) months following Participant’s Termination of Service. The Company may, in its sole discretion, require Participant to sell such Shares at any time during this six (6)-month period, with the actual date of such sale determined by the Company or its broker in its sole discretion.
Administration
The Company and its Subsidiaries shall not be liable for any costs, fees, lost interest or dividends, or other losses that the Participant may incur or suffer resulting from the enforcement of the terms of this Exhibit B or otherwise from the Company’s operation and enforcement of the Plan, the Award Agreement, the Grant Notice, and the RSUs in accordance with any applicable laws, rules, regulations, and requirements.
Notifications
The Participant may be required to report to the SAFE all details of his or her foreign financial assets and liabilities, as well as details of any economic transactions conducted with non-PRC residents. Under these rules, the

Participant may be subject to reporting obligations for the RSUs, Shares, and Plan-related transactions. The Participant should consult with his or her personal tax advisor in this regard. The Participant agrees to comply with the above and any other requirements that may be imposed by the Company or its Subsidiaries in the future to facilitate compliance with exchange control and other regulatory requirements in the PRC.
MALAYSIA
Notifications
Malaysian Insider Trading Notification. Participant should be aware of the Malaysian insider-trading rules, which may impact Participant’s acquisition or disposal of the Award or Shares acquired under the Award under the Plan. Under the Malaysian insider-trading rules, Participant is prohibited from acquiring or selling Shares or rights to Shares (e.g., an Award under the Plan) when Participant is in possession of information which is not generally available and which Participant knows or should know will have a material effect on the price of Shares once such information is generally available.
Director Notification Obligation. If Participant is a director of a Malaysian Subsidiary, Participant is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when Participant receives or disposes of an interest (e.g., an Award under the Plan or Shares acquired under the Award) in the Company or any related company. Such notifications must be made within fourteen (14) days of receiving or disposing of any interest in the Company or any related company.
UNITED KINGDOM
Additional Terms and Conditions
The following provision supplements Section 2.5 of the Restricted Stock Unit Agreement:
Tax and National Insurance Contributions Acknowledgment. Without limitation to Section 2.5 of the Restricted Stock Unit Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Service Recipient or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Service Recipient against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC on Participant’s behalf (or any other tax authority or any other relevant authority).
Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of Section 13(k) of the Exchange Act), Participant acknowledges that Participant may not be able to indemnify the Company or the Service Recipient for the amount of any income tax not collected from or paid by Participant, as it may be considered a loan. In this case, the amount of any income tax not collected within 90 days of the end of the U.K. tax year in which the event giving rise to the Tax-Related Item(s) occurs may constitute an additional benefit to Participant on which additional income tax and National Insurance Contributions may be payable. Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Service Recipient (as appropriate) for the value of any National Insurance Contributions due on this additional benefit, which the Company or the Service Recipient collect by any of the means referred to in the Plan or Section 2.5 of the Restricted Stock Unit Agreement.
Data Privacy
The following replaces Article I(2) of this Exhibit B in its entirety:
2. Personal Data Processing and Transfer. In addition to any Personnel Privacy Notice Participant received in connection with Participant’s service with the Company or a Subsidiary: the Company and Participant’s employer (the “Employer”) will hold, collect and otherwise process certain data including Participant’s name, home address, telephone number, date of birth, social security number or other employee tax identification number, national identification number, passport number, employment history and status, salary, nationality, job title, and information about any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor (the “Data”). Wayfair Inc. (4 Copley Place – Floor 7, Boston, MA 02116, United States) will serve as a joint controller of such data with the Employer and Wayfair LLC. The Data will be used for the purpose of implementing, managing and administering the Plan and for compliance and financial reporting purposes. In furtherance of this purpose and as further described in the Personnel Privacy Notice, the Data may be transferred to certain third parties, including third-party service providers, other entities affiliated with the Company or the Employer, and with regulators. The Data is shared when required by law, when it is necessary to administer the working relationship with you, or when we have another legal basis for doing so. The third parties and public authorities may be located in the United States, the European Economic Area, or elsewhere, including in territories where data protection laws may not be as protective as in Participant’s jurisdiction of residence. All personal data will be treated in accordance with applicable data protection laws and regulations, including without limitation the EU General Data Protection Regulation 2016/679 as applicable.